Exhibit 10.1

EXECUTION VERSION

COLONY MARK TRANSFER AGREEMENT

This COLONY MARK TRANSFER AGREEMENT (this “Agreement”) is entered into as of December 23, 2014, by and among Colony Financial, Inc., a Maryland corporation (“CFI”), CFI RE Masterco, LLC, a Delaware limited liability company and wholly-owned subsidiary of CFI (“Transferee” and together with CFI, the “Transferee Group”) and New Colony Holdings, LLC (“Transferor”), a Delaware limited liability company, wholly-owned by Thomas J. Barrack, Jr.

WHEREAS, CFI, Transferee, Colony Capital Holdings, LLC (“CC Holdings”), Colony Capital, LLC (“CC”), Colony Capital OP Subsidiary, LLC (“NewCo”), CCH Management Partners I, LLC (“CCH”), Colony Capital Holdings, LLC, FHB Holding LLC (“FHB LLC”) and Richard B. Saltzman (“Saltzman”) are parties to that certain Contribution and Implementation Agreement dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, (i) CC Holdings, CC and CCH will contribute the CC Contributed Assets (as defined in the Contribution Agreement) to NewCo and CC Holdings, CC and CCH subsequently will contribute all of CC’s and CCH’s interests in NewCo to Transferee, (ii) FHB LLC will contribute the CRP Interests (as defined in the Contribution Agreement) to Transferee and (iii) Saltzman will contribute the CRM Interests (as defined in the Contribution Agreement) to Transferee (the foregoing clauses (i) through (iii), the “Contribution”); and

WHEREAS, in connection with the Contribution, Transferor desires to sell, assign, transfer, convey and deliver to Transferee (or a Subsidiary of Transferee as Transferee shall designate), and Transferee desires to purchase and acquire from Transferor, all of Transferor’s right, title and interest in and to the Colony Mark (as defined in the Contribution Agreement), conditioned upon and effective as of, the Closing (as defined in the Contribution Agreement), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms:

(a) All capitalized terms used in this Agreement which are not defined in this Agreement shall have the respective meanings set forth in the Contribution Agreement.

(b) “Contingent Units” means the sum of (i) FFO Additional Contingent Payment Units, (ii) FFO Contingent Payment Units, (iii) RE Capital Raise Additional

Contingent Payment Units, (iv) RE Capital Raise Contingent Payment Units and (v) Non-RE Capital Raise Contingent Payment Units, in each case as finally determined and delivered pursuant to Section 3.5(h) of the Contribution Agreement.

(c) “Mark Allocation Factor” means a fraction, the denominator of which is (i) $15,000,000 and the numerator of which is (ii) $547,500,000.

(d) “Mark Class A Closing Share Percentage” means the (i) Applicable Closing Consideration Share Percentage plus (ii) FHB LLC’s Applicable Closing Consideration Unit Percentage plus Saltzman’s Applicable Closing Consideration Unit Percentage.

(e) “Mark Class B Closing Share Percentage” means the amount, expressed as a percentage, equal to (i) 1.00 minus (ii) the Mark Class A Closing Share Percentage.

(f) “Mark Closing Consideration” shall equal (i) $15,000,000 minus (ii) (A) the Closing CC Transaction Expenses multiplied by (B) the Mark Allocation Factor.

(g) “Mark Class A Contingent Share Percentage” means the (i) Applicable Reallocated Consideration Share Percentage plus (ii) FHB LLC’s Applicable Reallocated Consideration Unit Percentage plus (iii) Saltzman’s Applicable Reallocated Consideration Unit Percentage.

(h) “Mark Class B Contingent Share Percentage” means the amount, expressed as a percentage, equal to (i) 1.00 minus (ii) the Mark Class A Reallocated Consideration Share Percentage.

(i) “Mark Reallocated Consideration” means (i) the Reallocated Consideration, if any, multiplied by (ii) the Mark Allocation Factor.

2. The Transfer. Subject to the provisions of this Agreement, Transferor shall sell, assign, transfer, convey and deliver at the Closing (for the avoidance of doubt, as such term is defined in the Contribution Agreement) to Transferee (or a Subsidiary of Transferee as Transferee shall designate) and Transferee (or a Subsidiary of Transferee as Transferee shall designate) shall purchase and acquire from Transferor all right, title and interest in and to, the Colony Mark, pursuant to a Trademark Assignment (the “Trademark Assignment”) in the form attached hereto as Exhibit A (the “Transfer”). Transferor also agrees, at the reasonable request of Transferee, to furnish such further information, to execute and deliver further instruments of transfer and assignment and to take such other action as Transferee may reasonably request for the purpose of carrying out the intent of this Section 2.

3. Closing; Closing Consideration. In consideration for the purchase and acquisition of Colony Mark, at the Closing, Transferee shall deliver to Transferor:

(a) a number of fully paid, validly issued and nonassessable shares of CFI Class A Common Stock (rounded to the nearest whole share) equal to the sum of (i) (A) Mark Closing Consideration divided by (B) the Reference CFI Common Stock Price, multiplied by (C) the Mark Class A Closing Share Percentage, and (ii) (A) Mark Reallocated Consideration divided by (B) the Reference CFI Common Stock Price, multiplied by (C) the Mark Class A Contingent Share Percentage;

(b) a number of fully paid, validly issued and nonassessable shares of CFI Class B Common Stock (rounded to the nearest whole share) equal to the sum of (i) (A) Mark Closing Consideration divided by (B) the Reference CFI Common Stock Price, multiplied by (C) the Mark Class B Closing Share Percentage and (ii) (A) Mark Reallocated Consideration divided by (B) the Reference CFI Common Stock Price, multiplied by (C) the Mark Class B Contingent Share Percentage;

4. Contingent Consideration. In addition to the shares issued under Section 3, in consideration for the purchase and acquisition of Colony Mark, Transferee shall, at any time any Contingent Units are transferred to the Contributors pursuant to Section 3.5(h) of the Contribution Agreement, deliver to Transferor:

(a) a number of fully paid, validly issued and nonassessable shares of CFI Class A Common Stock (rounded to the nearest whole share) equal to (i) such number of Contingent Units transferred pursuant to Section 3.5(h) of the Contribution Agreement at such time multiplied by (ii) the Mark Allocation Factor multiplied by the Mark Class A Contingent Share Percentage (together with any cash, property or securities that would have been declared in respect of such CFI Class A Common Stock between Closing and the date of the applicable issuance had such shares of CFI Class A Common Stock been issued at Closing); and

(b) a number of fully paid, validly issued and nonassessable shares of CFI Class B Common Stock (rounded to the nearest whole share) equal to (i) such number of Contingent Units transferred pursuant to Section 3.5(h) of the Contribution Agreement at such time multiplied by (ii) the Mark Allocation Factor multiplied by the Mark Class B Contingent Share Percentage (together with any cash, property or securities that would have been declared in respect of such CFI Class B Common Stock between Closing and the date of the applicable issuance had such shares of CFI Class B Common Stock been issued at Closing) (the shares of CFI Class A Common Stock and CFI Class B Common Stock issued under Section 3 and this Section 4, the “Consideration”).

5. OP Common Units to CFI. In order to effectuate the payment obligations under Section 3 or Section 4 of this Agreement, at the time that any such payment becomes due, CFI shall issue to Transferee the applicable number of shares of CFI Class A Common Stock and CFI Class B Common Stock in exchange for a number of OP Common Units equal to the aggregate number of shares of such CFI Class A Common Stock and CFI Class B Common Stock so issued.

6. Certain Covenants of Transferee Group.

(a) At all times following the Closing until the final determination of the number of shares to be delivered by Transferee pursuant to Section 4, Transferee or CFI, as the case may be, shall use its reasonable best efforts to retain the pro rata portion of any cash, property or securities that are declared or paid on any then outstanding shares of CFI Class A Common Stock and CFI Class B Common Stock such that Transferee can meet its obligations pursuant to the parentheticals at the end of each of Section 4(a) and Section 4(b) of the Agreement.

(b) At all times following the Closing until the final determination of the number of shares to be delivered by Transferee pursuant to Section 4, CFI shall reserve a sufficient number of authorized but unissued shares of CFI Class A Common Stock and CFI Class B Common Stock to meet its obligations under this Agreement.

7. Deliveries at Closing. On the Closing Date, each of Transferor and Transferee shall deliver to the other party counterparts of the Trademark Assignment, duly executed by such party.

8. Conditions Precedent.

(a) Conditions to Each Party’s Obligations. Transferor’s and Transferee Group’s obligations to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver) of each of the following conditions precedent:

(i) The transactions contemplated by the Contribution Agreement at the Closing shall have been consummated, or shall be consummated substantially concurrently with the consummation of the Transfer hereunder; and

(ii) As of the Closing Date, no Law shall have been enacted, entered, promulgated or enforced by an Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and no Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(b) Conditions to Transferor’s Obligations. Transferor’s obligation to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver) of each of the following conditions precedent:

(i) All of the representations and warranties of CFI and Transferee in Section 11 of this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date; and

(ii) Each of CFI and Transferee shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) Conditions to Transferee Group’s Obligations. Transferee Group’s obligation to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver) of each of the following conditions precedent:

(i) All of the representations and warranties of Transferor in Section 10 of this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date; and

(ii) Transferor shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by him at or before the Closing.

9. Termination.

(a) This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing: (i) by mutual consent of CFI and Transferor or (ii) by either Transferor or CFI if there shall have been a breach by the other party of any of the representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Section 8, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the party alleged to be in breach.

(b) This Agreement and the transactions contemplated herein shall terminate automatically without any further action by any party upon the termination of the Contribution Agreement.

(c) If validly terminated pursuant to Section 9(a), this Agreement shall forthwith become void, and there shall be no further obligations or liabilities on the part of any party hereto to any other party pursuant to or in connection with this Agreement; provided, however, that nothing in this Section 9(c) shall relieve any party from liability for fraud or any willful breach occurring prior to termination of this Agreement.

10. Representations and Warranties of Transferor. Transferor represents and warrants to Transferee Group as follows:

(a) Organization. Transferor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Transferor has all requisite corporate, company or other power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties, rights and assets.

(b) Authorization, Execution and Enforceability. Transferor has the necessary limited liability company power and authority to execute and deliver this Agreement and the Trademark Assignment and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Trademark Assignment and the performance by Transferor of the transactions contemplated by this Agreement and the Trademark Assignment have been duly and validly authorized by all necessary corporate, company or other action on the part of Transferor and no other corporate, company or other proceedings on the part of Transferor are necessary to authorize the execution, delivery and performance of this Agreement and the Trademark Assignment. This Agreement and the Trademark Assignment has been duly executed and delivered by Transferor and, assuming the due authorization, execution and delivery of this Agreement and the Trademark Assignment by CFI and Transferee, constitute valid and binding obligations of Transferor, enforceable against Transferor in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

(c) No Conflict; Consents. Neither (i) the execution, delivery and performance of this Agreement and the Trademark Assignment by Transferor nor (ii) the consummation of the transactions hereby and thereby shall (a) violate, conflict with or result in the breach of the Organizational Documents of Transferor; (b) conflict with or violate any Law applicable to Transferor; (c) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver, or result in the creation of any Encumbrance upon any of the properties or assets of Transferor, under any Contract to which such Transferor or any of its respective properties, rights, or assets may be bound, except in the case of clauses (b) or (c), as would not materially impede or delay the consummation of the transactions contemplated by this Agreement and the Trademark Assignment. No Consent of any Authority is required to be obtained or made by or with respect to

Transferor in connection with the execution, delivery and performance of this Agreement and the Trademark Assignment and the transactions contemplated hereby or thereby, except for such Consent that, if not obtained or made, would not materially impede or delay the consummation of the transactions contemplated by this Agreement and the Trademark Assignment.

(d) Title. Transferor has good and valid title to the Colony Mark, free and clear of Encumbrances (other than pursuant to the transactions contemplated by this Agreement and the Contribution Agreement). At the Closing, good and valid title to the Colony Mark, free and clear of any and all encumbrances, will pass to Transferee. As of the date of this Agreement, Transferor is, and as of the Closing Date, Transferee will be the owner of all right, title and interest in and to the Colony Mark, free and clear of any Encumbrances. Transferor has not caused or permitted any Encumbrances to be placed against the Colony Mark, other than as contemplated by the Contribution Agreement or any Ancillary Document.

11. Representations and Warranties of Transferee Group. Each of CFI and Transferee represent and warrant to Transferor as follows:

(a) Organization. CFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Transferee is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Transferee has all requisite corporate, company or other power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties, rights and assets.

(b) Authorization, Execution and Enforceability. CFI and Transferee have the necessary corporate and limited liability company power and authority to execute and deliver this Agreement and the Trademark Assignment and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Trademark Assignment and the performance by CFI and Transferee of the transactions contemplated by this Agreement and the Trademark Assignment have been duly and validly authorized by all necessary corporate, company or other action on the part of CFI and Transferee and no other corporate, company or other proceedings on the part of CFI or Transferee are necessary to authorize the execution, delivery and performance of this Agreement and the Trademark Assignment. This Agreement and the Trademark Assignment has been duly executed and delivered by CFI and Transferee and, assuming the due authorization, execution and delivery of this Agreement by Transferor, constitute valid and binding obligations of CFI and Transferee, as applicable, enforceable against CFI and Transferee in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

(c) No Conflict; Consents. Neither (i) the execution, delivery and performance of this Agreement and the Trademark Assignment by CFI or Transferee nor (ii) the consummation of the transactions hereby and thereby shall (a) violate, conflict with or result in the breach of the Organizational Documents of CFI or Transferee; or (b) conflict with or violate any Law applicable to CFI or Transferee or their respective properties or assets, except for such conflict or violation that would not materially impede or delay the consummation of the transactions contemplated by this Agreement and the Trademark Assignment. No Consent of any Authority is required to be obtained or made by or with respect to CFI or Transferee in connection with the execution, delivery and performance of this Agreement and the Trademark Assignment, except for any filings or Consent that may be required for the consummation of the transactions under the Contribution Agreement and except for such Consent that, if not obtained or made, would not materially impede or delay the consummation of the transactions contemplated by this Agreement and the Trademark Assignment.

(d) Class A and Class B Common Stock. The shares of Class A Common Stock and Class B Common Stock to be issued by CFI and conveyed by Transferee as Consideration pursuant to this Agreement (the “New Shares”) will, upon such issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable. Upon the conveyance of the Colony Mark by Transferor in the manner contemplated under this Agreement, Transferor will acquire the beneficial and legal title to the New Shares, free and clear of all Encumbrances except for Encumbrances created pursuant to this Agreement, or the Ancillary Documents to which any party hereto is a party and for restrictions on transfer imposed under federal and state securities Laws and the Organizational Documents of CFI.

12. Further Assurances. Transferor and Transferee Group agree that at any time or from time to time after the Closing, each party, at the request and expense of the other, shall execute and deliver to the other all such instruments and documents or further assurances as the other party may reasonably request in order to sell, assign, transfer, convey and deliver to Transferee all of Transferor’s right, title and interest in and to the Colony Mark as contemplated hereby.

13. Actions of CFI. All amendments, modifications, waivers, elections and determinations of CFI under or with regard to this Agreement shall be made only with the prior approval of the Special Committee or its designees (or, if the Special Committee has determined to dissolve itself, a majority of the Independent Directors).

14. Indemnification. From and after the Closing, no party shall have any other recourse, or right to make any claim, for any breach under or in connection with this Agreement or the Trademark Assignment other than as contemplated by the Contribution Agreement (including with respect to any representation, warranty, covenant or agreement hereunder) and any claim for such breach may only be made pursuant to, and on the express terms and limitations set forth in Section 10 of the Contribution Agreement. The parties acknowledge that the rights and remedies set forth in Section 10 of the Contribution Agreement shall be the sole and exclusive rights and remedies of the parties under or in connection with this Agreement.

15. Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the third Business Day after certified mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by email; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to Transferor, to:	New Colony Holdings, LLC 2450 Broadway, 6th Floor Santa Monica, CA 90404 Attention: Director - Legal Email: ColonyLegal@colonyinc.com

With a copy to:	Akin Gump Strauss Hauer & Feld LLP 2029 Century Park East Los Angeles, CA 90067-3010 Attention: Frank Reddick, Esq. Email: freddick@AkinGump.com

and	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
	Attention:	Howard L. Ellin, Esq. Kenneth M. Wolff, Esq.
Email: howard.ellin@skadden.com kenneth.wolff@skadden.com

or to such other person or address as Transferor may furnish to the other parties in writing in accordance with this Section 15.

If to CFI or Transferee, to:	Colony Financial, Inc. 2450 Broadway, 6th Floor Santa Monica, CA 90404 Attention: Special Committee

With a copy to:	Wachtell, Lipton, Rosen & Katz 51 W 52nd St New York, NY 10019
	Attention:	Adam O. Emmerich, Esq. DongJu Song, Esq.
Email: aoemmerich@wlrk.com dsong@wlrk.com

or to such other person or address as CFI may furnish to the other parties in writing in accordance with this Section 15.

16. Entire Agreement. This Agreement, the Trademark Assignment and the Contribution Agreement, including the exhibits and schedules hereto and thereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to the subject matter of this Agreement. No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

17. Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified from time to time prior to the Closing, with respect to any of the terms contained herein, except that all amendments and modifications must be set forth in a writing duly executed by CFI and Transferor.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile or pdf signature and a facsimile or pdf signature will constitute an original for all purposes. At the request of any party, the parties will confirm a facsimile of pdf transmission by signing a duplicate original document.

19. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

20. Assignment. This Agreement and each party’s respective rights hereunder may not be assigned by operation of Law or otherwise at any time except as expressly set forth herein without the prior written consent of the other party. Any assignment or purported assignment in violation of this Section 20 will be void and of no legal force or effect.

21. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any federal court located within the State of Delaware), and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of its present or future domiciles, or by any other reason, for any such dispute or disagreement. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

22. WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

23. Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably damaged (and would not have adequate remedies at law) in the event that the covenants set forth in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto will be entitled to an injunction to specifically enforce the terms of this Agreement, without obligation to post any bond, solely in the courts specified in Section 21 (Governing Law and Venue), in addition to any other remedy to which such party may be entitled hereunder, at law or in equity.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Colony Mark Transfer Agreement as of the date first written above.

TRANSFEROR:

New Colony Holdings LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

TRANSFEREE GROUP:

Colony Financial, Inc.

By:	/s/ John L. Steffins
	Name:	John L. Steffins
	Title:	Chairman of the Special Committee

CFI RE Masterco, LLC

By:	/s/ Mark M. Harmeling
	Name:	Mark M. Harmeling
	Title:	Vice President

[Signature Page to Colony Mark Transfer Agreement]

EXHIBIT A

FORM OF TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (this “Assignment”) is made as of this      day of                     , 2015, by and between New Colony Holdings, LLC (the “Assignor”) and CFI RE Masterco, LLC (“Assignee”).

WHEREAS, Assignor and Assignee, among others, are parties to that certain Colony Mark Transfer Agreement dated                     , 2014 (the “Transfer Agreement”);

WHEREAS, all capitalized terms used in this Assignment which are not defined herein shall have the respective meanings referenced in the Transfer Agreement; and

WHEREAS, pursuant to the Transfer Agreement, Assignor wishes to sell, assign, transfer, convey and deliver to Assignee, and Assignee wishes to purchase and acquire from Assignor, all of Assignor’s right, title and interest in and to the Colony Mark.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged:

Assignor does hereby assign, transfer, convey and deliver to Assignee, all right, title and interest in and to the Colony Mark, together with all rights to sue, counterclaim, and to collect damages, payments and equitable relief for all legal and equitable claims of past, present, and future infringements or other violations thereof, any rights to protection of interest in the Colony Mark and all income, royalties, damages and payments now or hereafter due or payable with respect thereto, for its own use and benefit and for the use and on behalf of its successors, assigns or other legal representatives.

Assignor shall, from time to time, at the request of Assignee, and without further expense to Assignee, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Assignee may reasonably request, and take such other actions as Assignee reasonably may request, in order to consummate the transactions contemplated hereby, to transfer full right, title, and interest to the Colony Mark in Assignee and to vest in Assignee good and marketable title to the Colony Mark.

This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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This Assignment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Assignment will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Assignment may be executed by facsimile or pdf signature and a facsimile or pdf signature will constitute an original for all purposes. At the request of any party, the parties will confirm a facsimile of pdf transmission by signing a duplicate original document.

[Signature Page Follows]

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IN WITNESS WHEREOF, Assignor has caused this Trademark Assignment to be executed as of the date first written above.

ASSIGNOR:

New Colony Holdings, LLC

By:
Name:
Title:

ASSIGNEE:

CFI RE Masterco, LLC

By:
Name:
Title: